EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of V.I. Technologies, Inc. for the registration of securities with an aggregate value of $50,000,000 and to the incorporation by reference of our report dated February 16, 2005 with respect to the financial statements of Panacos Pharmaceuticals, Inc. as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 and the period from September 29, 1999 (inception) to December 31, 2004, included in the Registration Statement (Form S-2 No. 333-123205) and related Prospectus of V.I. Technologies, Inc. filed with the Securities and Exchange Commission.

McLean, Virginia

May 9, 2005